                                                                    Exhibit 12.1


         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (IN THOUSANDS)(1)


                                                                YEAR ENDED DECEMBER 31,
                                             -----------------------------------------------------------
                                               1997         1998         1999         2000         2001
                                             -------      -------      -------      -------      -------
Earnings before income taxes ..........      $11,413      $25,121      $32,691      $72,351      $75,955
Add:  Interest expense ................        4,186        8,631        6,797        9,338       13,891
                                             -------      -------      -------      -------      -------
Earnings as defined ...................       15,599       33,752       39,488       81,689       89,846
                                             =======      =======      =======      =======      =======
Fixed charges .........................        4,186        8,631        6,923       10,388       14,156
                                             =======      =======      =======      =======      =======
Ratio of earnings to fixed charges ....         3.73x        3.91x        5.70x        7.86x        6.35x
                                             =======      =======      =======      =======      =======


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(1)   Earnings used in computing the ratio of earnings to fixed charges consist of net earnings before income taxes plus interest expense. Fixed charges include interest expensed or capitalized.